Exhibit 99.2

Match Group Announces Pricing of Senior Notes Offering

DALLAS, TX – September 22, 2021 – Match Group (NASDAQ: MTCH) announced today that its indirect wholly owned subsidiary, Match Group Holdings II, LLC (the “Issuer”) has agreed to sell $500.0 million aggregate principal amount of 3.625% senior notes due 2031 (the “Notes”) in a private offering (the “Notes Offering”). The Notes Offering is expected to close on October 4, 2021.

The Issuer intends to distribute a portion of the net proceeds of the Notes Offering to Match Group for its use, together with the net proceeds of Match Group’s concurrent registered direct offering and the net proceeds of Match Group’s concurrent termination of certain note hedges and warrant transactions, to repurchase 0.875% exchangeable senior notes due 2022 pursuant to privately negotiated agreements with a limited number of current holders of such exchangeable notes. The Issuer intends to use any remaining net proceeds of the Notes Offering for general corporate purposes.

The Notes Offering is being made only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available.

This press release is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future performance of Match Group, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Match Group’s ability to consummate the transactions described herein. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Match Group are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Match Group undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Justine Sacco

Match Group Corporate Communications

MatchGroupPR@match.com

516-554-5666